PRESS RELEASE
                       REPORT OF EARNINGS



                                                      May 6, 2003
                                          Shawnee Mission, Kansas

       The following is a report of earnings for Seaboard Corporation (AMEX symbol; SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three months ended March 29, 2003 and March 30, 2002 in thousands of dollars except per share amounts.


                                                       Three Months Ended
                                                 March 29, 2003  March 30, 2002

Net sales                                         $  461,867      $  442,923

Earnings (loss) before cumulative
effect
 of changes in accounting principles              $     (933)     $    1,723

Cumulative effect of changes in accounting for
 asset retirement obligations and dry-dock
 accruals, net income tax expense                      3,648               -

Net earnings                                      $    2,715      $    1,723

Earnings per share before cumulative effect of
 changes in accounting principles                 $    (0.74)     $     1.16

Cumulative effect of changes in accounting for
 asset retirement obligations and dry-dock
 accruals                                               2.90               -

Net earnings per common share                     $     2.16      $     1.16

Average number of shares outstanding               1,255,054       1,487,520



Notes to Report of Earnings:

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, which required the Company to record a long-lived asset and related liability for asset retirement obligation costs associated with the closure of the hog lagoons it is legally obligated to close. Accordingly, the Company recorded the cumulative effect of the change in accounting principle with a charge to earnings of $2,195,000 ($1,339,000 net of tax).

Additionally, effective January 1, 2003, the Company changed its method of accounting for the scheduled dry-dock of vessels from the accrue-in-advance method to the direct-expense method. As a result, during the three months ended March 29, 2003, the Company reversed the balance of the accrued liability for dry-dock maintenance as of December 31, 2002, resulting in an increase in earnings of $6,393,000 ($4,987,000 net of related tax expense).